EXHIBIT 10.85
NAVISTAR INTERNATIONAL CORPORATION
[2013 PERFORMANCE INCENTIVE PLAN]
NOTICE OF PERFORMANCE
STOCK OPTION GRANT
AND AWARD AGREEMENT

Optionee:    [___________]
Address:        [___________]

You (the “Optionee”) have been granted an option to purchase Common Stock of Navistar International Corporation, a Delaware corporation (the “Corporation”) as set forth below:

Date of Grant:                    [__________]

Performance Period:                [__________ - __________]

Performance Measure:                [____________]

Exercise Price Per Share:            [___________]

Number of Target Stock Options Granted:    [___________]

Type of Option:                Non-Qualified Stock Option

Expiration Date:                [____________]

Vesting Schedule:	The Option can be exercised in whole or in part subject to meeting the vesting and performance conditions of Section 5 of the Agreement.

By your signature and the signature of the Corporation’s representatives below, or by indicating your acceptance of this award through the Corporation’s online acceptance procedure, you and the Corporation agree that this Option is granted under and governed by the terms and conditions of the [2013 Performance Incentive Plan] or any successor plan, and the Stock Option Agreement, which are hereby incorporated by reference and made a part of this document.

NAVISTAR INTERNATIONAL CORPORATION

Troy A. Clarke President and Chief Executive Officer (Principal Executive Officer)

Attest:

Curt A. Kramer Corporate Secretary

OPTIONEE

NAVISTAR INTERNATIONAL CORPORATION
[2013 PERFORMANCE INCENTIVE PLAN]
NON-QUALIFIED PEFORMANCE-BASED
STOCK OPTION AGREEMENT

1.
Grant of Option. Navistar International Corporation, a Delaware corporation (the “Corporation”) hereby grants to the Optionee named in the Notice of Performance Stock Option Grant (the “Notice of Grant”) the right and option (this “Option”) to purchase all or any part of an aggregate of the total number of shares of Common Stock (the “Shares”) set forth in the Notice of Grant at the exercise price per share set forth in the Notice of Grant (the “Exercise Price”) subject to satisfying the vesting and performance conditions of Section 5 below and the terms, definitions, restrictions, and conditions of the [2013 Performance Incentive Plan (the “Plan”)] or any successor plan, which is incorporated into this Non-Qualified Performance-Based Stock Option Agreement (the “Agreement”) by reference. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Plan.

As designated in the Notice of Grant this Option is a Non-Qualified Stock Option (“NQO”) and is not intended to be treated as a stock option described in subsection (b) of Section 422 of the Code.

2.
Acceptance of Terms and Conditions. By accepting this Option, the Optionee agrees to be bound by the terms and conditions of this Agreement, the Plan and any and all conditions established by the Corporation in connection with Stock Options issued under the Plan, and understands that this Option does not confer any legal or equitable right (other than those constituting the Option itself) against the Corporation or any of its subsidiaries (collectively, the “Navistar Companies”), directly, or indirectly, or give rise to any cause of action at law or in equity against the Navistar Companies.

3.
Term of Option. Subject to the Option satisfying the vesting and performance conditions of Section 5 below, and all other terms and conditions of the Plan and this Agreement, the term of this Option shall be for a period of [(7) seven] years from the Date of Grant set forth in the Notice of Grant and shall expire on the Expiration Date set forth in the Notice of Grant and must be exercised, if at all, on or before the Expiration Date. Notwithstanding any other provisions governing expiration of the Option provided in the Plan and this Agreement, if the performance conditions of Section 5 below are not satisfied this Option shall expire on [__________].

4.	Performance Period. The Performance Period for this Option shall commence on [__________ and shall expire in full on __________].

5.	Vesting and Performance Requirements. The vesting of the Option shall be subject to the satisfaction of the conditions set forth in subsections a. and b. below:

a.
Service Vesting Requirement. Except as otherwise provided herein, the right of the Optionee to exercise this Option, if any, shall become vested only if he or she remains continuously employed by the Navistar Companies from the Date of Grant of the Option until the end of [___________] (“Vesting Date”).

b.
Performance Conditions. [The Performance Measures that determine the degree of payout and/or vesting of Awards designed to qualify for the Performance-Based Exception may be measured at the Corporation level, at a subsidiary level, or at an operating unit level and shall be chosen from among: (a) income measures (including, but not limited to, gross profits, operating income, earnings before or after taxes, earnings before interest and taxes, earnings before interest, taxes, depreciation, and amortization, earnings per share, cost reductions); (b) return measures (including, but not limited to, return on assets, capital, investment, equity, or sales); (c) cash flow or cash flow return on investments, which equals net cash flows divided by owners equity; (d) revenues from operations; (e) total revenue; (f) cash value added; (g) economic value added; (h) share price (including, but not limited to, growth measures and total shareholder return); (i) sales growth; (j) market share; (k) the achievement of certain quantitatively and objectively determinable non-financial performance measures (including, but not limited to, growth strategies, strategic initiatives, product development, product quality, corporate development, and leadership development); and (l) any combination of, or a specified increase in, any of the foregoing. The Performance Measures may be expressed in either absolute terms or relative to the performance of one or more companies (or an index of multiple companies) identified by the Committee.]

c.
Vest Date. If both conditions of subsection a. and b. of this Section have been met the Option will be exercisable on [__________] as to the number of Options earned, as calculated under Section 8 below.

6.	[Performance Requirement].

a.	Right to Exercise Option. The extent to which the Optionee will receive the right to exercise the Option is based on the [Performance Targets] as provided on the following schedules:

[Performance Target]	To be determined based on the performance criteria established in Section 5. b. above.

7.	Calculation and Certification of [Performance Targets].

a.
[Performance Calculation]. For purposes of measurement, [Performance Targets] will determined in the sole discretion of the Corporation, according to the Performance Criteria established in Section 5. b. above.

b.
Compensation Committee Certification. The Compensation Committee shall certify whether the Corporation has achieved the specified level of [Performance Target] as soon as administratively feasible following the end of the Performance Period, but in no event later than two and half months following the end of the Performance Period.

8.
Calculation of Stock Options Awarded. Subject to earlier forfeiture as provided in Section 10 below, at the end of the Performance Period, the Corporation will calculate the actual number of Options awarded under the Agreement, if any, by multiplying the Number of Target Stock Options (as stated on the Notice of Grant) subject to the Agreement by the applicable Percentage of Target Stock Options Earned (as provided in Section 6 above).

9.	Exercise of Options.

a.
Right to Exercise. Subject to the Option satisfying the vesting and performance conditions of Section 5, 6, and 7 above, this Option may be exercised, at any time after the end of the Vesting Date defined in Section 5. a. above, and in accordance with the applicable provision of the Plan and this Agreement as to all full shares that have become so purchasable.

b.
Method of Exercise. Subject to the terms and conditions contained in this Agreement and the Plan, the Option may be exercised by giving notice as provided in instructions issued by the Corporate Secretary for the exercise of options generally, which instructions may provide for the use of agents, including stock brokers, to effect exercise of options, or in the absence of such instructions, by written notice to the Corporate Secretary of the Corporation at the location of its principal office at the time of exercise, which is currently located at 2701 Navistar Drive, Lisle, Illinois 60532. Such notice shall state the election to exercise the Option and the number of Shares in respect of which it is being exercised, shall be signed by the person or persons so exercising the Option and shall be accompanied by instructions to the Corporate Secretary to exercise, in whole or in part, through a cashless exercise, net-exercise (as defined in the Plan), or other arrangements through agents, including stockbrokers, under arrangements established by the Corporation for the exercise of the Option, or, if not covered by such instructions, for payment of the full purchase price of said Shares by cash, including a personal check made payable to the Corporation, or by delivering at Fair Market Value on the date of exercise unrestricted Common Stock already owned by the Optionee, or by any combination of cash and Common Stock, and in either case, by payment to the Corporation of any withholding tax. In the event that the Option shall be exercised, pursuant to section 4 hereof, by any person or persons other than the Optionee, such notice shall be accompanied by appropriate proof of the right of such person or the persons to exercise the Option. The date of exercise of the Option shall be the date on which the aforesaid written notice, properly executed and accompanied as aforesaid, is received under the Corporate Secretary’s instructions or by the Corporate Secretary. The payment due to the Optionee upon exercise of the Option will be settled solely in Common Stock. All Shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and non-assessable.

c.
Method of Payment. Payment of the Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee: (i) cash; (ii) check; (iii) consideration received by the Corporation under a cashless exercise program; or (iv) surrender of other shares of Common Stock of the Corporation which (a) in the case of shares acquired upon exercise of an option or otherwise, have been owned by the Optionee for such period of time (if any) as may be required to avoid a charge to the Corporations earnings, and (b) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the exercised Shares.

d.
Tax Withholding Obligations. As a condition to the exercise of this Option, the Optionee agrees to make adequate provision for federal, state, local, or foreign statute, ordinance, rule, regulation or any other tax withholding obligations, if any, which arise upon the exercise of the Option or disposition of Shares subject to the Option, whether by withholding, direct payment to the Corporation, or otherwise. Shares which otherwise would be delivered to the holder of the Option may be delivered, at the election of the holder, to the Corporation in payment of federal, state and/or local withholding taxes due in connection with an exercise.

e.
Transfer of Shares. No Shares will be issued pursuant to the exercise of this Option unless such issuance and exercise compiles with relevant provisions of law (including the Federal and State securities laws) and the requirements of any stock exchange upon which the Shares may then be listed. Assuming such compliance, for income tax purposes the exercised Shares shall be considered transferred to the Optionee on the date the Option is exercised with respect to such exercised Shares.

10.
Termination of Option. Except as otherwise provided herein, the Option shall terminate; (i) if the vesting and performance conditions defined in Section 5, 6 and 7 above have not been met, (ii) if the vesting and performance conditions defined in Section 5, 6 and 7 have been met then upon the expiration of [(7) seven years] from the Date of Grant or if sooner; (iii) immediately if termination of employment occurs prior to the end of the Vesting Date, unless such employment or service is terminated as a result of a Qualified Retirement, death or disability, in which case the right of the Optionee or his or her representative to purchase Shares of the Corporation’s Common Stock shall expire under the terms provided in Sections 11, 12 and 13 below; (iv) if termination of employment occurs after the end of the Vesting Date as provided in Section 5. a. above, then any outstanding option would expire (12) twelve months after termination of employment or service, unless such employment or service is terminated as a result of a Qualified Retirement, death or disability, in which case the right of the Optionee or his or her representative to purchase Shares of the Corporation’s Common Stock shall expire under the terms provided in sections 11, 12 and 13 below.

11.
Qualified Retirement. [“Qualified Retirement” means a termination from employment from the Navistar Companies that occurs (i) at any time after the first (12) twelve months and (1) one day after the grant date and (ii) after the Employee attains age 55 and at the time of the termination the Employee has either: (x) (10) ten or more years of continuous service as a full-time Employee, or (y) (10) ten or more years of service that would constitute credited service under the definition contained in the Navistar, Inc. Retirement Plan for Salaried Employees ("RPSE")]. In the event of a Qualified Retirement, an Employee who holds an outstanding Option may exercise the Option to the extent the Option is exercisable or becomes exercisable under its terms, at any time during the term of this Agreement.

12.
Disability. In the event of a total and permanent disability, as defined by the Corporation's long term disability programs, the Optionee, may exercise the Option, to the extent the Option is exercisable or becomes exercisable under its terms, at any time within (3) three years after such termination or, if later, the date on which the Option becomes exercisable with respect to such Shares, but not after the expiration of the term of this Agreement.

13.
Death. In the event of the death of the Optionee, any Option exercisable under this Agreement may be exercised by a legatee, or by the personal representatives or distributees, at any time within a period of (2) two years after death, but not after the expiration of the term of this Agreement. If death occurs while employed by the Navistar Companies, or after a Qualified Retirement, or during the (3) three year period specified in Section 12 above, the Option may be exercised to the extent of the remaining Shares covered by the Option whether or not such Shares were exercisable at the date of death. If death occurs during the (12) twelve month period specified in Section 10 above, the Option may be exercised to the extent of the number of Shares that were exercisable at the date of death.

14.
Non Transferability of Option.  The Option shall not be transferable otherwise than by will or the laws of descent and distribution, and the Option shall be exercisable, during the lifetime of the Optionee, only by the Optionee. The designation of a beneficiary does not constitute a transfer. Without limiting the generality of the foregoing, the Option may not be assigned, transferred (except as aforesaid), pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment, or similar process upon the Option shall be null and void and without effect. The terms of the Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee

15.
Rights of a Stockholder.  The Optionee shall have none of the rights of a stockholder with respect to any of the Shares of Common Stock subject to the Option until such Shares shall be issued upon the exercise of the Option.

16.
Extraordinary Item; Coordination with Local Law.  By voluntarily acknowledging and accepting this Agreement, the Optionee acknowledges and understands that (a) the Option is an extraordinary item relating to compensation for future services to the Navistar Companies and are not under any circumstances to be considered compensation for past services; (b) the Option is not part of normal or expected compensation or salary for any purposes, including, without limitation, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, service-based awards, pension or retirement benefits or similar payments; and (c) notwithstanding any terms or conditions of the Plan or this Agreement to the contrary, in the event of the Optionee’s involuntary termination of employment with the Navistar Companies, the Optionee’s right to receive future Options under the Plan and to vest in the Options shall terminate as of the date that the Optionee is no longer actively employed and will not be extended by any notice period under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); provided, however, that to the extent the Optionee retains any right to continue to vest in the Options and to exercise the Options pursuant to and in accordance with the Plan and this Agreement following such termination, the right to so vest and exercise shall be measured from the date the Optionee terminates active employment with the Navistar Companies and shall not be extended by any notice period under local law.

17.
No Guarantee of Continued Service. Optionee acknowledges and agrees that the vesting of Shares pursuant to the vesting schedule in the Notice of Grant is earned only by continuing as an Employee, at the will of the Navistar Companies (not through the act of being hired, being granted this Option or acquiring Shares under this Agreement). The Optionee further acknowledges and agrees that nothing in the Agreement, nor in the Plan which is incorporated in this Agreement by reference, shall confer upon the Optionee any right with respect to continuation as an Employee with the Navistar Companies, nor shall it interfere in any way with his or her right or the Navistar Companies right to terminate his or her employment relationship at any time, with or without cause.

18.
Confidentiality. The Optionee agrees to not disclose the existence or terms of this Agreement to any other employees of the Navistar Companies or third parties with the exception of the Optionee’s accountants, attorneys, or spouse, and shall ensure that none of them discloses such existence or terms to any other person, except as required to comply with legal process.

19.
Non-Competition. In consideration of the Option granted under this Agreement which may become exercisable pursuant to Sections 5, 6 and 7 above, the Optionee agrees to be bound by the covenants of this Section 19.  The Optionee acknowledges that the covenants contained within this Section 19 are essential elements of this Agreement, and that, but for the agreement of the Optionee to comply with such covenants, the Corporation would not have entered into this Agreement.  The right to exercise this Option shall be made with respect to the covenants of this Section 19 at such time(s) when all other terms and conditions of the Agreement and the Plan have been satisfied. The Optionee agrees that he or she shall:

At all times during the Performance Period and for a period of (12) twelve months immediately following termination of employment for any reason, not, directly or indirectly (whether as owner, principal, agent, partner, officer, director, employee, consultant, investor, lender or otherwise), provide services to any other business or organization anywhere in the United States of America or its territories, Canada, Mexico, Brazil, United Kingdom, Germany, South Africa, United Arab Emirates, India and the People’s Republic of China, or any other country in which the Navistar Companies, directly or indirectly including but not limited to through a joint venture, strategic alliance or other similar arrangement, conducts business at the time of the Optionee’s termination of employment that competes with the business of the Navistar Companies by (1) manufacturing, selling or servicing medium or heavy duty vehicles with diesel powered engines (including but not limited to commercial trucks, commercial buses, school buses, recreational vehicles, and military vehicles), parts or components for such vehicles, diesel powered engines for such vehicles, parts or components for diesel powered engines for such vehicles, or providing financing or financing-related services related to any such manufacturing, selling or servicing activities, or (2) providing other services or products which are the same as or substantially similar to those provided by the Navistar Companies at the time of the Optionee’s termination of employment”); provided, however, that such restriction shall not prohibit the Optionee’s purchase or ownership of less than 5% of the outstanding voting stock of a publicly-held company so long as such ownership is passive in nature.
The Optionee acknowledges and agrees that the foregoing covenants set forth in this Section 19 are reasonable, including without limitation, as to scope, activity, subject, geography and duration, and that irreparable injury will result to the Navistar Companies in the event of any violation by the Optionee of these covenants, and that said covenants are a condition precedent to the Corporation and the Navistar Companies willingness to enter into this Agreement and grant the Option set forth in this Agreement.  In the event that any of the foregoing covenants are violated, the Corporation and the Navistar Companies shall be entitled, in addition to any other remedies and damages available under law, equity, or otherwise, to recoup, offset, suspend, or terminate this Option and benefits previously paid or otherwise subsequently owed to the Optionee under this Agreement, to injunctive relief from any court of competent jurisdiction to restrain the violation of such covenants, and/or to prevent any threatened violation by the Optionee, and/or by any person or persons acting for, or in concert with, the Optionee in any capacity whatsoever, without posting a bond or other security. In addition, if such a court deems that any of the foregoing covenants are unreasonable, the Corporation and Optionee agree that the maximum permissible period and scope prescribed by such court shall be substituted for the stated period and scope.

20.
Consent to Transfer Personal Data. By accepting this Agreement, the Optionee voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section 20. The Optionee is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect the Optionee’s ability to participate in the Plan. The Corporation holds certain personal information about the Optionee, which may include the Optionee’s name, home address and telephone number, facsimile number, e-mail address, family size, marital status, sex, beneficiary information, emergency contacts, passport/visa information, age, language skills, drivers license information, date of birth, birth certificate, social security number or other employee identification number, nationality, C.V. (or resume), wage history, employment references, job title, employment or severance contract, current wage and benefit information, personal bank account number, tax related information, plan or benefit enrollment forms and elections, equity or benefit statements, any shares of stock or directorships in the Corporation, details of all options, RSUs, or any other entitlements to shares of stock awarded, canceled, purchased, vested, unvested or outstanding in the Optionee’s favor, for the purpose of managing and administering the Plan (“Data”). The Navistar Companies will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Optionee’s participation in the Plan, and the Corporation may further transfer Data to any third parties assisting the Corporation in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States of America. The Optionee authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Optionee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Common Stock or cash on the Optionee’s behalf to a broker or other third party with whom the Optionee may elect to deposit any lump sum cash payment or shares of Common Stock acquired pursuant to the Plan. The Optionee may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Corporate Secretary for the Corporation; however, withdrawing the Optionee’s consent may affect the Optionee’s ability to participate in the Plan.

21.
Electronic Delivery. The Corporation may, in its sole discretion decide to deliver any documents related to Stock Options awarded under the Plan or future Stock Options that may be awarded under the Plan by electronic means or request Optionee’s consent to participate in the Plan by electronic means. Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or another third party designated by the Corporation.

22.
Amendment.  Except as otherwise specified in this Agreement, this Agreement may be amended only by a writing executed by the Corporation and the Optionee that specifically states that it is so amending this Agreement.  Notwithstanding the foregoing, this Agreement may be amended by the Committee, without the consent of the Optionee, by a writing that specifically states that it is so amending this Agreement, so long as a copy of such amendment is delivered to the Optionee, and provided that no such amendment that eliminates or adversely affects any right or obligation of the Optionee hereunder may be made without the Optionee’s consent.  Without limiting the foregoing, the Committee reserves the right to change, by written notice to the Optionee, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the Agreement as a result of a mistake of fact or any change in applicable laws or regulations or any future law, regulation, ruling or judicial decisions, provided that any such change shall be applicable only to the Options that are then subject to terms or conditions of this Agreement.

23.
Recoupment of Award. If this Award and the Performance Stock Options or any Shares or cash payment you receive pursuant to this Agreement are subject to recovery under any law, government regulation or stock exchange listing requirement, the Award, the Performance Stock Options, and the Shares or cash payment, shall be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Corporation pursuant to any such law, government regulation or stock exchange listing requirement) and the Compensation Committee of the Board of Directors in its discretion, may require that you reimburse the Corporation all or part of any payment or transfer related to this Award, the Performance Stock Options, the Shares and any cash payment.

24.
Severability.  If any provision of this Agreement is held to be invalid, illegal, or unenforceable by appropriate authority under the law of any jurisdiction applicable to this Agreement, the same shall not affect, in any respect whatsoever, the validity, legality, or enforceability of any other provision of this Agreement, and this Agreement shall continue, to the fullest extent permitted by law, as if such invalid, illegal, or unenforceable provision were omitted and/or modified by such appropriate authority so as to preserve its validity, legality, or enforceability, unless such omission or modification would substantially impair the rights or benefits under this Agreement of the Optionee or the Corporation.

25.
Construction.  A copy of the Plan has been given to the Optionee and additional copies of the Plan are available upon request during normal business hours at the principal executive offices of the Corporation or can be requested in writing sent to the Corporate Secretary, Navistar International Corporation, 2701 Navistar Drive, Lisle, Illinois 60532. To the extent that any provisions of this Agreement violate or are inconsistent with any provisions of the Plan, the Plan shall govern and any inconsistent provision in this Agreement shall be of no force or effect. Optionee acknowledges that the Plan may be amended, prospectively or retroactively in order to comply with the requirements of the Internal Revenue Code, and Optionee agrees to comply with the terms of the Plan as so amended from time to time.

26.
Interpretations. Any dispute, disagreement or question which arises under, or as a result of, or in any way relates to the interpretation, construction or application of the terms of this Agreement or the Plan will be determined and resolved by the Committee or its authorized delegate. Such determination or resolution by the Committee or its authorized delegate will be final, binding and conclusive on all persons for all purposes.

27.
Successors and Assigns.  This Agreement shall be binding upon and, subject to the conditions hereof, inure to the benefit of the Corporation, its successors and assigns, and the Optionee and their successors and assigns.

28.
Entire Understanding.      This Agreement embodies the entire understanding and agreement of the parties in relation to the subject matter hereof, and no promise, condition, representation or warranty, expressed or implied, not herein stated, shall bind either party hereto.

29.
Governing Law.  Subject to the terms of the Plan, all matters arising under this Agreement including matters of validity, construction and interpretation, shall be governed by the internal laws of the State of Illinois, without regard to the conflicts of law provisions of that State or any other jurisdiction. The Optionee and the Corporation agree that all claims in respect of any action or proceeding arising out of or relating to this Agreement shall be heard or determined in any state or federal court sitting in Illinois, and the Optionee agrees to submit to the jurisdiction of such courts, to bring all such actions or proceedings in such courts and to waive any defense of inconvenient forum to such actions or proceedings. A final judgment in any action or proceeding so brought shall be conclusive and may be enforced in any manner provided by law.

30.	Signature. This Agreement shall be deemed executed by the Corporation and the Optionee upon execution by such parties (or upon the Optionee’s online acceptance) of the Notice of Grant.